EXHIBIT 99.1

Media Relations Wendy Burt 651-803-0821 mediarelations@suncountry.com

SUN COUNTRY AIRLINES ANNOUNCES APPOINTMENT OF

PATRICK O’KEEFFE TO BOARD OF DIRECTORS

MINNEAPOLIS, April 29, 2022 – Sun Country Airlines (NASDAQ: SNCY) has appointed Patrick O’Keeffe, former senior human resources officer for American Airlines, to its board of directors effective April 29, 2022.

“I am pleased to welcome Patrick to our board of directors,” said board chair David Siegel. “Sun Country will benefit from Patrick’s long career at American Airlines and his knowledge of talent acquisition, workforce development and information technology.”

O’Keeffe brings more than 30 years of experience in the airline industry at American Airlines Group, Inc. From 2017 to 2020, he led American’s global People team, managing talent acquisition and development, compensation, health and wellness, pension and 401(k) management, team member engagement as well as diversity, equity and inclusion. Prior to that, he held multiple leadership positions in IT. He serves on the boards of Lambda Legal and the National Gay and Lesbian Chamber of Commerce. He earned an MBA from Rice University in Houston and a BBS in Accounting and Finance from the University of Limerick in Ireland.

“Patrick’s deep experience in airlines both from the technical side as well as the people side -- is valuable perspective as we grow Sun Country’s passenger, cargo and charter service and our people and infrastructure to support that growth,” said Sun Country Airlines CEO Jude Bricker.

About Sun Country

Sun Country Airlines is a new breed of hybrid low-cost air carrier that dynamically deploys shared resources across our synergistic scheduled service, charter and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives (“VFR”) passengers and charter customers and providing CMI service to Amazon, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean.

For photos, b-roll and additional company information, visit www.suncountryview.com/newsroom/multimedia/.

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